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                            CREDIT FACILITY AGREEMENT

THIS CREDIT FACILITY EXTENSION AGREEMENT (the "Agreement") is made as of November, 29th 2002 by and between ABN AMRO Bank N.V., Tokyo branch (the "Bank"), LAZARE KAPLAN JAPAN INC., a Delaware corporation, (the "Borrower") operating through its branch office in Japan and LAZARE KAPLAN INTERNATIONAL INC., a Delaware corporation (the "Guarantor") as follows:

1. Definitions:

1.1 In this Agreement, the following terms shall have the following meanings:

Advance -- the borrowing of th Facility (as defined in Section 2.1 below) by the Borrower pursuant to the terms of this Agreement.

Business Day - a day, other than Saturday or Sunday on which banks are open for general interbank business in Tokyo, New York and London.

Original Closing & Drawdown Date -- November 29th, 2000.

Drawdown Date -- the date on which the Advances are made, or are proposed to be made.

Extension Date - Nov 29, 2002

New Termination Date - 1 Dec 2004

Event of Default -- any event specified in Section 14 of this Agreement.

Interest Period -- with respect to any Advance hereunder, the period determined in accordance with Section 4.2 ofthis Agreement.

"month(s)" -- a period of the required number of calendar days, ending on the day numerically corresponding to the day of the calendar month(s) on which it started and "monthly" shall be construed accordingly; provided, that (i) if there is no such numerically corresponding day, it shall end on the last Business Day in the relevant calendar month and (ii) jf such numerically corresponding day is not a Business Day, the period shall end on the immediately preceding Business Date.

Notice of Intent to Borrow -- the Borrower's request to the Bank requesting an Advance in a manner as provided in Section 8 hereof.

Outstanding Amount(s) - all advances and monies extended hereunder, all liabilities of the Borrower to the bank whatsoever arising (whether accrued or contingent) and all interest and fees from time to time payable to the Bank, in each case under or in connection with the Facility (as defined in Section 2. 1) or pursuant to this Agreement.

Repayment Date -- means, with respect to an Advance, the last day of the Interest Period with respect to such Advance; provided, that if such date falls on a day that is not a Business Day, the Repayment Date shall be the immediately succeeding Business Day; provided, further, that if such Business Day falls on the next calendar month, the Repayment Date shall be immediately preceding Business Day.




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Original Termination Date -- two (2) years from the Closing Date; provided, that if such date falls on a day that is not a Business Day, the Termination Date shall be the immediately preceding Business Day. New Termination date to fall 2 years and 2 days from the Extension Date - (Reset to 1 Dec 2004). All other terms and conditions apply.

1.2 Clause headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Words denoting singular numbers shall include the plural and vice versa.

2. Type of Facilities and Facility Limit

2.1 Subject to the terms of this Agreement, the Bank agrees to make available to the Borrower loan facilities in Japanese yen (the "Facility" or "Facilities") in the maximum amount equivalent to Japanese Yen One Billion & one hundred million (JPY 1,100,000,000.00) (the "Facility Amount").

2.2 The aggregate of all Advances outstanding hereunder shall not, at any time, exceed the Facility Amount.

3. Availability and Borrowing

3.1 From the Closing Date and prior to the Termination Date, the Borrower may borrow, repay and re-borrow, subject to the terms ofthe Facility as stated herein.

3.2 All Advances shall be in Japanese yen in the minimum principal amount equivalent to Japanese Yen One hundred million (JPY 1,000,000.00), with integral multiples equivalent to Yen One hundred million (JPY 1,000,000.00).

3.3 The Facility shall be available only if the debt to equity ratio of the Guarantor does not exceed 1.5: 1, where debt would represent obligations of the Guarantor for borrowed money.

4. Interest Rates and Fees

4.1 Interest Rate

The interest shall accrue on each Advance from. and including the relevant Drawdown Date up to but excluding the date that the Advance is repaid at the rate that is the aggregate of:

     (i) The Japanese yen LIBOR for the relevant Interest Period that appears on the Telerate Page 3750 at or around 11:00 a.m. two (2) Business Days prior to the first day of each Interest Period (the "LIBOR"), and if the LIBOR does not appear on the Teicrate Page 3750, the rate determined by the Bank by reference to such other publicly available service for displaying the LIBOR; and

     (ii) a margin rate of one percent (1%) per aniiuin.

4.2 Interest Period

With respect to any Advance, Interest Period is at the Borrower's option as stated in the Notice of Intent to Borrow at either one (1), two (2), three (3), six (6) or more months as




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requested by the Borrower; provided, that no Interest Period may exceed the
Termination Date. The Interest Period for an Advance shall begin on the Drawdown Date of that Advance. If the Borrower fails to indicate an Interest Period in the Notice oflntent to Borrow, the Interest Period shall be [ (1) month].

4.3 Interest Payment

With respect to each Advance, interest payment due from the Borrower under this Agreement accrue from day to day and are due on the last day of the Interest Period of such Advance; provided, that interest shall be payable by the Borrower at least semi-annually in arrears. The interest shall be calculated based on the actual number of days elapsed and 360 days a year.

4.4 Facility Fee

A facility fee equal to 17.5 basis points (0. 1 75%) per annum of the Facility Amount in Japanese Yen, accruing from and including the Closing Date to and including the Termination Date shall be payable by the Borrower to the Bank at least semi- annually in arrears in Japanese Yen.

4.5 Commitment Fee

The Borrower shall pay to the Bank, at least semi-annually in arrears in Japanese Yen, a commitment fee equal to 25 basis points (0.25%) per annum of the unused portion of the Facility Amount in Japanese Yen, accruing from and including the Closing Date to and including the Termination Date.

5. Purpose of Facility

The Facilities available under this Agreement shall be used by the Borrower for the purpose of working capital of the Borrower or any other purpose in the normal course ofbusiness, including the repayment ofoutstanding indebtness.

6. Repayment

The Borrower will be required to make repayment of any Advance of the Facility and any other Outstanding Amount under this Agreement on the Repayment Date.

7. Renewal and Review of Facility

The Borrower may request that the Bank renew and extend the terms of this Agreement for additional one year periods, provided that the Borrower gives notice of such request to the Bank at least three hundred and sixty five (365) days prior to the Termination Date then in effect. The determination o to renew and extend this Facility on the same or new terms and conditions is in the sole discretion of the Bank and subject to the Bank's approval of the Borrower and Guarantor's credit history.

8. Notice of Intent to Borrow (the loan has already been drawn on Nov 29, 2000)

The Facility becomes available subject to the Bank's receipt of the Borrower's Notice of Intent to Borrow. Such Notice of Intent to Borrow must be received by the Bank at least by 11:00 a.m. two (2) Business Days prior to any proposed Drawdown Date. The Notice




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of Intent to Borrow shall state the amount of the Advance in Japanese Yen, the
Interest Period and the Drawdown Date that the Borrower is requesting.

9. Conditions Precedent (Already submitted at original closing date)

Save as the Bank may otherwise agree, the availability of the Facility and each Advance hereunder shall be strictly conditional upon the Borrower's compliance with all the terms and conditions stated in this Agreement, there being no occurrence of an Event of Default and the execution and delivery of the following documents and other evidence, and that each is, in form and substance, satisfactory to the Bank:

(a) An original of this Agreement duly signed by the Borrower and the Guarantor;

(b) A certified copy of the seal certificate (in/can shomei sho) of the Borrower;

(c)  A copy of the: (i) certified commercial register (shogyo tokibo b/ion);
     (ii) Articles of Incorporation (teikan); and (iii) Regulations of the Board of Directors (torishiinariyakukai kitei), of the Bonower certified as of a date which is before the first Drawdown Date;

(d) Evidence that all necessary filings, if any, registration and other formalities in relation to this Agreement or any other document referred to herein or in connection with the Facility have been completed; and

(e) A certificate of the Borrower dated within seven (7) days after any Drawdown Date that (i) the Representations and Warranties contained in
     Section 10 below are true and correct in all material respects on and as of any Drawdown Date; and (ii) no Event of Default or event which, with the giving of notice or the passage of time or both, would be an Event of Default has occurred and is continuing, or would result from such borrowing.

10. Representations and Warranties

10.1 The Borrower represents and warrants as follows on and as of each Drawdown
Date:

(a) The Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware with power to own its own property and assets and carry on its business as it is now being conducted.

(b) The execution, delivery and performance by the Borrower of this Agreement are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action and do not contravene the Borrower's Articles of Incorporation ("teikan") or Regulations of the Board of Directors ("torishirnariyakukai kitei") or does not violate any law or any existing agreement or contractual obligation binding on or affecting the Borrower.

(c) No governmental, regulatory approval, registration, permit, or third party approval, etc. is required with regard to the Borrowers participation in the transactions contemplated by this Agreement.

(d) There is no pending, threatened or continuing action, suit, investigation, litigation or proceeding affecting the Borrower before any court, governmental agency or




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     arbitrator that could be reasonably likely to have a material adverse effect on the financial condition or business operations of the Borrower or would affect the legality, validity or enforceability of this Agreement or any Advance hereunder.

(e) The claims of the Bank against the Borrower under this Agreement shall rank at least pan passu with the claims of all other general unsecured creditors and all unsubordinated creditors of the Borrower except to the extent that there are certain preferential rights that arise as an of law.

(f) The consolidated and non-consolidated financial statements of the Borrower and the Guarantor for the fiscal year ended [31], 2001, and any other relevant information, copies of which have been furnished to the Bank, fairly and accurately present the financial condition of the Borrower as of such date and that there has been no material adverse change in the financial condition of the Borrower or in the results of the Borrower's business operations.

(g) The Borrower is in compliance, in all material respects which bear any relation to this Agreement, with all applicable laws, rules, regulations and orders of Japan and of any foreign countries in which the Borrower carries on business and the Borrower has obtained and is maintaining all licenses and approvals as are required under applicable laws, rules, regulations and orders to ensure the validity and performance of this Agreement.

(h) This Agreement has been duly executed and delivered by the Borrower. This Agreement shall constitute, when delivered, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms and furthermore each loan made to the Borrower pursuant to this Agreement will constitute a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with the terms of this Agreement.

(i)  No Event of Default has occurred which has not been cured.

10.2 The Guarantor represents and warrants as follows on and as of each Drawdown
Date:

(a) The Guarantor is a corporation duly organized and validly existing under the laws of Delaware with power to own its own property and assets and carry on its business as it is now being conducted.

(b) The execution, delivery and performance by the Guarantor of this Agreement are within the Guarantor's corporate powers, have been duly authorized by all necessary corporate action and do not contravene the Guarantor's Articles of Incorporation or Certificate of Incorporation that may be applicable to the Guarantor or By-laws or does not violate any law or any existing agreement or contractual obligation binding on or affecting the Guarantor.

(c) Paragraphs (c), (d), (e), (g) and (h) of Section 10.1 above are mutatis mutandis applicable to the Guarantor in respect of the guarantee made by the Guarantor hereunder and this Agreement.





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11. Affirmative Covenants

So long as any Outstanding Amount shall remain unpaid with respect to any Advance furnished by the Bank hereunder, the Borrower shall at all times:

Material Compliance with Laws

Comply, in all material respects which bear any relation to this Agreement, with all applicable laws rules, regulations and orders and obtain and maintain all licenses and approvals as are required under applicable law for the validity or performance of this Agreement.

Payment of Taxes and Material Obligations

Pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a lien upon its property; provided, that the Borrower shall not be required to pay or discharge any such tax, assessment, charge, claim or obligation that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any action is taken to enforce any lien resulting therefrom attached to its property.

Maintenance of Books

Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower in accordance with generally accepted accounting principles in effect from time to time.

Maintenance of Properties

Maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Reporting Requirements

Furnish to the Bank, as soon as available and in any event within three (3) months after the end of each fiscal year and fiscal half year, a copy of all relevant financial statements or other statement or information relating to the business and financial condition of the Borrower and the Guarantor as may from time to time be requested by the Bank, with a verification as to the accuracy of such information. Further, the Borrower shall promptly notify the Bank in writing of any substantial change in its shareholders, management or constitutive documents; it shall promptly notify the Bank if there is any litigation that if adversely determined would have a material adverse effect on the financial condition or operations of the Borrower, or which would affect the legality, validity, and enforceability of this Agreement.

12. Financial Covenant (Maintaining Debt to Equity Ratio)

So long as any amount shall remain unpaid with respect to any Advance furnished by the Bank hereunder, the Guarantor shall at all times maintain its debt to equity ratio not to exceed 1.5 : 1 , where debt would represent obligations of the Guarantor for borrowed money.

13. Events of Default




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Each of the following describes circumstances that constitute an Event of
Default:

(a) The Borrower or the Guarantor fails to pay when due any or all of the Outstanding Amounts and/or any other amount payable under this Agreement or any other document referred to in this Agreement or in connection with the Facility and upon notification of non payment by the bank the payment shall remain unpaid for a period of five (5) business days

(b) The Borrower or the Guarantor fails duly to perform or comply with any of the obligations or covenants assumed by it in this Agreement or any other document referred to in this Agreement or in connection with the Facility and such non compliance shall continue uncured for a period of forty five
     (45) days

(c) Any representation or warranty made or deemed to be made by the Borrower or the Guarantor in this Agreement or any other document refened to in this Agreement or in connection with the Facility proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(d) Any indebtedness of the Borrower or the Guarantor for borrowed money in excess of US Dollars One Million (USD 1,000,000.00) in aggregate or its equivalent is not paid when due or within any applicable grace period, or any creditor or creditors of the Borrower or the Guarantor, as the case may be, declares that any indebtedness of the Borrower or the Guarantor for borrowed money in excess of US Dollars One Million (USD 1,000,000.00) in aggregate or its equivalent is in default and is due and payable prior to its specified maturity.

(e) The Borrower or the Guarantor is unable to pay its debts as they fall due and commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness.

(f) The Borrower or the Guarantor takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organization or for the appointment of a liquidator, receiver, trustee, administrator or similar officer or any proceeding is instituted by or against the Borrower or the Guarantor, whether in Japan or some other jurisdiction, seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, arrangement, adjustment, protection, relief, or composition of its or its debts under any law relating to bankruptcy ("hasan"), commencement of procedures for rehabilitation ("saisei tetsuzuki"), commencement of reorganization proceedings ("kaisha kosci tetsuzuki"), commencement of company arrangement ("kaisha seiri"), commencement of special liquidation ("tokubetsu seisan") or such comparable actions in any other jurisdiction, and in the case of such proceeding against it, either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding shall occur; or the Borrower shall take any corporate action to authorize any ofthe actions set forth above in this paragraph.

(g) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 1 1 or the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be




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     performed or observed and such failure is not remedied within ninety (90)
     days after the Bank has given written notice of such failure to the Borrower, or such other extended period of time as the Bank may agree upon; or it shall become unlawful for the Borrower or the Guarantor to perform or comply with any of its obligations hereunder or the Borrower or the Guarantor repudiates or expresses an intention to repudiate any obligation under this Agreement.

(h) The debt to equity ratio of the Guarantor exceeded 1 .5: 1 where debt would represent obligations of the Guarantor for borrowed money.

(i) Upon the occurrence of an Event of Default (and subject to the continuation thereof) or any termination of the Facility and/or this Agreement and at any time thereafter, the Bank may by giving verbal or written notice to the
     Borrower:

     (a) cancel any part of the Facility then undrawn or unutilized, and declare all Outstanding Amounts to be immediately due and payable; and

     (b) declare that this Agreement or the Facility shall be terminated.

14. Set-Off

Upon the occunence and during the continuance of any Event of Default, the Bank may, at any time and from time to time, to the fullest extent permitted by law, set off and apply any obligation (whether or not matured) owed by the Bank to the Borrower or the Guarantor, as the case may be, including any and all deposits ( general or special, time or demand, provisional or final) regardless of the place of payments, booking branch or currency of either obligation against any and all of the obligations of the Borrower or the Guarantor now or hereafter existing under this Agreement and the Advances, whether or not the Bank shall have made any demand under this Agreement or any Advance and although such obligations may be unmatured. If the obligations are in different currencies, the Bank may convert its obligation at the spot rate of exchange of the Bank, for the purpose of the set-off. The rights of the Bank under this Section are in addition to other rights and remedies (including without limitation, other rights of set-off) that the Bank may have.

15. Taxes/Other Deductions and Expenses

15.1 All payments under this Agreement and any Advance hereunder are to be free and clear of any present or future taxes, withholding or other deductions whatsoever.

15.2 All relevant expenses, fees and out of pocket costs, including, but not limited to the legal fees and costs to be incurred by the Bank for the enforcement of its right hereunder, shall be for account of the Borrower, whether or not the Facility is actually advanced.

16. Changes in Circumstances

If, at any time, it is unlawful for the Bank to fund or allow to remain outstanding all or any part of the Facility, then the Bank shall, promptly after becoming aware of the same, deliver to the Borrower a notice to that effect and any amount owing or liability incurred





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pursuant to this Agreement or in relation to or in connection with the Facility will be immediately due and payable and availability under the Facility will be reduced to zero.

17. Indemnity

The Borrower irrevocably and unconditionally undertakes to indemnify the Bank and each of its affiliates and its officers, directors, employees, agents, advisors and other representatives from and against any and all damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any of them arising out of or relating to the Facility or this Agreement or the guarantee hereunder, except to the extent such damage, loss, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from the indenmified party's gross negligence or willful misconduct.

18. Bank Transaction Agreement

To the extent that this Agreement does not contradict any terms of any Bank Transaction Agreement in effect between the Bank and the Borrower, the terms of any such Bank Transaction Agreement, except Article 4 (Security) and Article 5 (Acceleration of Payment) thereof, will apply to this Agreement. To the extent that this Agreement does contradict any terms of any Bank Transaction Agreement in effect between the Bank and the Borrower, the terms of this Agreement shall apply.

19. Guarantee

The Guarantor hereby jointly and severally guarantees (rentai hosho) any debts, liabilities and obligations of the Borrower arising under or in connection with the Facility or pursuant to this Agreement, not merely as surety but as independent obligor for the Bank and its successors.

20. Governing Law and Jurisdiction

20.1 This Agreement shall be governed by and construed in accordance with the laws of Japan.

20.2 The parties hereto hereby submit to the exclusive jurisdiction of the Tokyo District Court in connection with any disputes that may arise hereunder.




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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date indicated.

LAZARE KAPLAN JAPAN INC.

As Borrower


By:  /s/ William H. Moryto              Date: November 29, 2002
     -----------------------------
Name: William H. Moryto
Title: as Secretary


LAZARE KAPLAN INTERNATIONAL INC

As Guarantor


By:  /s/ William H. Moryto              Date: November 29, 2002
     -----------------------------
Name:William H. Moryto
Title: as Vice President & Chief Financial Officer


ABN AMRO Bank N.V., Tokyo branch

As Bank


By:  /s/ Emil Lai                       Date: November 29, 2002
     -----------------------------
Name: Emil Lai
Title: as Director